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                                                                     EXHIBIT 6.5


                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              SR SINGAPORE PTE LTD
                                       AND
                              MR. MURALI NATARAJAN

SR Singapore Pte Ltd (here in after called as the "Employer") and MR. MURALI NATARAJAN (hereinafter called as the "Employee") agrees to the following terms and conditions:

1.       SALARY

         Employee is hereby appointed as "GENERAL MANAGER - FINANCE & OPERATIONS from 1st February 1999 and shall receive a consolidated salary of S$3,800/(SINGAPORE DOLLARS TWO THOUSAND ONLY) per month with applicable CPF contribution imposed by Govt. from time to time as per the law subject to attendance and leave policies as adopted from time to time by Employer.

2.       DUTIES AND RESPONSIBILITIES

         Employee shall perform the duties assigned to him by any duly authorized officer of the employer.

3.       WORKING HOURS AND PLACE

         3.1 Employee shall follow the official working hours of the Employer. Employee are also required to follow any changes in the working hours as may be decided in the future. This is a position of continuous responsibility and does not entail payment of extra time or overtime.

         3.2 In view of the nature of Company's business, you may be assigned to different locations both in Singapore and abroad. You will carry assignments/projects given to you from time to time with diligence and devotion and maintain the company's image as suppliers of quality software, hardware and services.




Signature of the Employee


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4.       ANNUAL AND MEDICAL LEAVE

         4.1 Employee shall be entitled to 12 days annual leave and 12 days of sick leave for a year.

         4.2 Employee shall be eligible for sick leave on production of medical certificate but this may be revoked at the Employer's discretion without any notice.

5.       MEDICAL AND HOSPITALIZATION BENEFITS

         Employee shall be covered for Life and Hospitalization by the Employers extensive Medical insurance.

6.       PART-TIME EMPLOYMENT AND PRIVATE PRACTICE

         Employee should devote the whole of his time, attention and ability to the business of the company and should observe all rules and regulations applicable from time to time. Employee agrees that the duties herein shall be full time. Employee shall not engage in other business ventures or employment without the prior approval of Employer.

7.       RULES AND REGULATIONS

         Employee shall follow the rules and regulations of the Employer on anything not expressly provided herein or necessarily implied therefore.




Signature of the Employee



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8.       TERMINATION OF EMPLOYMENT

         8.1 If Employee shall not perform well in his assigned duties, the Employer may terminate this agreement and employment.

         8.2 During the employment period if Employee is guilty of any personal misconduct or of any willful breach and continued neglect of the terms of this agreement or any other duties or terms, the Employer may from time to time assign, terminate this agreement and employment.

         8.3 Both Parties may terminate this agreement only after twelve months by giving one months (30 days) written notice or equivalent salary in lieu thereof. The Employer will entertain no premature termination of the contract.


9.      OVERSEAS ASSIGNMENT

         9.1 Before proceeding on an overseas assignment you will be required to give the company, a written undertaking for dedicated services to Employer, completing the work/project assigned and timely return to resume work in Singapore.

         9.2 You may be selected and sponsored by the company for training assignments with the Company's associates or other institutions abroad. You will, diligently and beneficially, take part in such training and assignments. The cost of such overseas training include travel fare and related expenses will be borne by the company, subject to your signing suitable agreement with the company that you will continue to serve the company after such training, for a minimum period as may be stipulated.




Signature of the Employee


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10.      SECRECY & SECURITY

         Employee shall not during or after termination of his employment without the prior written consent of the Employer to disclose or permit the disclosure of any confidential information obtained in the course of or as a result of this employment, concerning the affairs of the Employer, to any person or body not otherwise authorized by law to receive such information. For the purpose hereof all information is to be treated as confidential except such as is or has become public knowledge otherwise than through Employee's default or neglect.

         Employee shall also take all reasonable precautions in dealing with any information documents and papers provided to him by the Employer so as to prevent any unauthorized person from having access to such information documents or papers.

         The laws regarding the Computer Misuse Act, Chapter 50a will apply to Employee and under no circumstance employee should misuse any computer resources that belong to the Employer.

         Upon the termination of employment Employee shall deliver up to the Employer all documents papers or copies thereof and property belonging to it or them which are in employee's possession, custody or control.

11.      BREACH OF CONTRACT

         In the event of any actual or threatened breach of the above clauses by the employee including with limitation of the loss or injury which the Employer suffers, the Employee agrees that the Employer shall exercise their right to specifically enforce the performance of all obligations in terms of the above undertaking as well as other injunctive relieves as may be granted by a court of competent jurisdictions without prejudice to any other relieves, monetary or otherwise as the Employer may be entitled by law as compensation for the loss damage suffered on account of breach of the terms of the contract.




Signature of the Employee



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12.     GOVERNING LAW

        The applicable law and revenue will be that of the Republic of Singapore.


We have pleasure in welcoming you and trust you will have many happy and mutually Beneficial years of service with SR SINGAPORE PTE. LTD.


I have read, understood and I accept the above terms and conditions of employment Mentioned above.

Agreed to on the Monday 1st February 1999.

Employee                                   Employer

/s/ Murali Natarajan                       /s/ V. Suresh
----------------------------------------   -------------------------------------
Accepted By     : MURALI NATARAJAN         Accepted By: V.SURESH
NRIC No/Passport ~No.S2644312A             PRESIDENT
Date of Joining       01.02.99             SR SINGAPORE ~PTE LTD



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Signature and date                         Signature and Date